EXHIBIT 99.1

 Possis Medical Reduces First Quarter 2005 Revenue and EPS Estimates;
               Company Also Reduces Fiscal 2005 Outlook

    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 14, 2004--Possis Medical, Inc. (Nasdaq:POSS) announced today that it expects revenue for the first fiscal quarter ended October 31, 2004 to be approximately $17.5 million, up 12% from $15.6 million in the prior-year period, but less than the previously announced projected revenue range of $19.0-$19.5 million. The decrease in revenue is due to a greater than expected impact from the results of the post-marketing study called "AiMI," or AngioJet(R) Rheolytic Thrombectomy In Patients Undergoing Primary Angioplasty for Acute Myocardial Infarction. The results were presented at the Transcatheter Therapeutics (TCT) Convention in Washington D.C. at the end of September. The full clinical presentation of these results is available on www.possis.com, under the "Investor" tab, on the "Presentations" page. The results of this clinical trial appear to be in conflict with the large body of clinical experience, other clinical studies, and over 220 publications documenting AngioJet clinical value and utility.
    The revenue shortfall has been driven both by reductions in coronary sales, as well as by slower sales in peripheral and av access products, as the Company's sales force has been intensely focused on helping customers put the AiMI results into the context of their clinical practice, as opposed to growing the product portfolio. The Company expects net income per diluted share for the first fiscal quarter ended October 31, 2004 to be in the range of $0.10-$0.11 versus $0.10 per share in the prior year period. This expected reporting range is less than the Company's previously issued estimate of $0.11-$0.13 per share. Diluted earnings per share were negatively impacted by the reduction in revenues.
    For fiscal 2005, the Company expects revenues in the range of $75-$80 million, with net income per diluted share in the range of $0.57-$0.62; this compares to net income per diluted share of $0.60 in the prior year. The revenue reduction for the full year reflects the impacts from the AiMI clinical results, and reduced expectations for non-core, U.S. AngioJet product sales. Previously, the Company had expected fiscal 2005 revenues in the range of $85-$90 million and net income per diluted share in the range of $0.70-$0.82.
    Possis Medical will release earnings for the first quarter of fiscal 2005 and estimates for the second quarter after the close of trading on November 23, 2004, with a conference call to follow on November 24, 2004. Information about dial-in numbers and web casting of the conference call will be provided in coming weeks.
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future revenues, expense levels, and diluted earnings per share for upcoming quarters and for the current fiscal year. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Examples of these risks and uncertainties include the impact of sales lost to manual aspiration and combination devices, our ability to maintain sales force focus, our ability to retain key personnel, and the extent to which AiMI clinical trial results linger in customer usage patterns of the AngioJet . A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2004, which will be filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com